Exhibit 99.1

For Immediate Release

Overland Storage Responds to Unsolicited Expression of Interest

to Purchase All of the Company’s Outstanding Stock

SAN DIEGO – October 13, 2005 – On October 11, 2005 Overland Storage, Inc. (NasdaqNM:OVRL) received an unsolicited letter from Advanced Digital Information Corporation (NasdaqNM:ADIC) indicating that ADIC, a competitor of Overland, was prepared to offer to acquire all of the outstanding stock of Overland for $7.90 per share.  A copy of the letter was filed with the SEC on Schedule 13D/A by ADIC on October 11, 2005.  ADIC reported in this SEC filing that it owns 9.28% of Overland’s common stock.

After evaluating the expression of interest, a Special Committee of Overland’s Board of Directors, together with its Board and financial advisor, Needham & Company, LLC, determined that pursuing an offer on the suggested terms would not be in the best interest of Overland’s shareholders. Overland remains committed to executing its strategy to create long term shareholder value.

About Overland Storage, Inc.

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions — smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the REO SERIESTM of disk-based backup and recovery appliances and the NEO SERIESTM of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict.  Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s strategy in the primary and secondary intelligent disk-based appliance market; market acceptance of the company’s next generation tape library platform; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES and NEO SERIES are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

858-571-5555

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